E-LOAN, INC.
6230 Stoneridge Mall Road
Pleasanton, CA 94588

May 10, 2005

Mr. Matthew Roberts
6230 Stoneridge Mall Road
Pleasanton, CA 94588

          Re: Employment Status

Dear Matt:

          This confirms our agreement regarding your resignation as an officer of E-Loan, Inc. (“Company”) and other modifications to your employment with E-Loan, Inc. (“Company”).

          1.        You have submitted and the Company has accepted your resignation as an officer, effective as of the end of business on May 10, 2005. You have also submitted and the Company has also accepted your resignation as an employee, effective October 15, 2005. At that time, we may agree but are not obligated to extend your employment for an additional period thereafter, at an agreed rate of pay.

          2.        As of June 16, 2005, your monthly base salary will be adjusted to the gross amount of $3,125, less necessary withholdings and authorized deductions, payable pursuant to the Company’s regular payroll practices at the time. As of that date, your duties will be to provide limited assistance to the Company as may be reasonably requested to enable a smooth and professional transition of your duties as the Company’s chief financial officer to a successor. We understand that any requested assistance will relate to past financial areas where you can provide unique assistance.

          3.        During all periods of your employment, you will continue to be covered by the Company’s personnel, financial and governance policies as they may be modified from time to time. Further, on and after May 10, 2005 you will have no authority to represent or otherwise to bind the Company on any matter, except as specifically authorized by me in writing. Continued employment is conditional upon your compliance with these provisions.

Very truly yours, By: /s/ Mark E. Lefanowicz —————————————— Mark E. Lefanowicz President and Chief Executive Officer

CONFIRMED AND AGREED this 10th day of May, 2005.

/s/ Matthew Roberts
Matthew Roberts